As filed with the Securities and Exchange Commission on May 29 , 2015

Registration No. 333- 204135

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1

To

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COSÌ, INC.
(Exact name of registrant as specified in its charter)

Delaware	06-1393745
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

294 Washington Street, Suite 510
Boston, Massachusetts 02108
(857) 415-5000
(Address, including zip code, and telephone number, including area code of principal executive offices)

R. J. Dourney
President and Chief Executive Officer
Così, Inc.
294 Washington Street, Suite 510
Boston, Massachusetts 02108
(857) 415-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
William P. Mills, Esq.
Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY 10281
Tel: (212) 504 - 6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐		Accelerated Filer	☐
Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	13,941,372	$2.180	$30,392,190.96	$3,531.57

(1)	This registration statement also relates to an indeterminate number of shares of the Registrant’s common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.
(2)	Estimated solely for the purpose of calculating the registration fee, and based upon the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Capital Market on May 8, 2015, in accordance with Rule 457(c) under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Security and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

SUBJECT TO COMPLETION, DATED MAY 29 , 2015

PROSPECTUS

13,941,372 Shares
of Common Stock

This prospectus relates to the resale by the selling stockholders identified in this prospectus of a total of up to an aggregate of 13,941,372 shares of our common stock. These shares were issued to the selling stockholders pursuant to the agreements described in this prospectus.

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We do not know when or in what amount the selling stockholders may offer the shares for sale.

We have agreed to pay certain expenses in connection with this registration statement and to indemnify the selling stockholders against certain liabilities. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of common stock.

The selling stockholders (or their pledgees, donees, transferees, distributees or successors in interest) may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” beginning on page 20 for more information about how the selling stockholders may sell or dispose of their shares of common stock.

The common stock is traded on the NASDAQ Capital Market (“NASDAQ”) under the symbol “COSI”. On May 4, 2015, the closing sales price of our common stock on NASDAQ was $2.57 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus, in Item 1A of our Annual Report on Form 10-K for the year ended December 29, 2014, and all other information included or incorporated by reference in this prospectus in its entirety, before you decide whether or not to make an investment in the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29 , 2015.

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), this prospectus incorporates important business information about Così, Inc. that is contained in documents that we file with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find Additional Information” in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of any date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state where the offer is not permitted.

PROSPECTUS SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus. This summary may not contain all of the information that you should consider before deciding whether or not you should invest in our securities. You should carefully read this prospectus, including the documents incorporated by reference, which are described under the heading “Incorporation by Reference” in this prospectus. References in this prospectus to “Così,” “the Company,” “we,” “us” and “our” refer to Così, Inc., and its consolidated subsidiaries.

Our Company

We are a company that owns, operates and franchises fast casual (or premium convenience) restaurants which sell high-quality, made-to-order hot and cold sandwiches on its signature crackly-crust flatbread, freshly-tossed salads, fresh soups, flatbread pizzas, Squagels®, breakfast wraps, oatmeal, breakfast parfaits and other breakfast items, S’mores and other snacks and desserts, and a variety of coffees, teas, and specialty beverages, along with soft drinks and other beverages, and in some locations alcoholic beverages. Our restaurants are located in a wide range of markets and trade areas, including business districts and residential communities in both urban and suburban locations. We believe that we have created significant brand equity in our markets and that we have demonstrated the appeal of our concept to a wide variety of customers.

We are a Delaware corporation organized in 1998. Our principal executive offices are located at 294 Washington Street, Suite 510, Boston, Massachusetts 02108. Our phone number is (857) 415-5000. More comprehensive information about us and our products is available through our Internet website at www.getcosi.com. Except for the documents incorporated by reference into this prospectus as described under the heading “Incorporation by Reference”, the information and other content contained on our website are not incorporated by reference in this prospectus, and you should not consider them to be a part of this prospectus.

Recent Developments

Private Placement Closed April 10, 2015

On April 10, 2015, we entered into a Stock Purchase Agreement, or the 2015 SPA, with Trishield Special Situations Master Fund Ltd., which Trishield fund is managed by Trishield Capital Management LLC, a fund managed by Janus Capital Management, LLC, or Janus, LKCM Micro-Cap Partnership L.P. and LKCM Private Discipline Master Fund, SPC, both of which LKCM funds are managed by Luther King Capital Management, Goose Hill Capital LLC, Bigger Capital Fund, LP, and Kenneth Vaughan, which we refer to collectively as the 2015 Purchasers, under which the Company sold to the 2015 Purchasers, and the 2015 Purchasers purchased from the Company, an aggregate of 7,160,766 unregistered shares of the Company’s common stock, par value of $0.01 per share, at a purchase price of $2.16 per share, for aggregate gross proceeds of $15,467,255. We refer to this transaction as the 2015 Transaction. The closing of the 2015 Transaction occurred on April 10, 2015.

Pursuant to that certain Senior Secured Note Purchase Agreement dated April 14, 2014, entered into between the Company and Milfam II L.P., or Milfam, Milfam had a right to participate in the 2015 Transaction on the same terms as the 2015 Purchasers. Lloyd I. Miller, III, is the manager of Milfam LLC, the general partner of Milfam, and Milfam LLC is also the investment advisor to the Lloyd I. Miller Trust C. Mr. Miller is a significant shareholder of the Company through a variety of entities that he manages. On April 24, 2015, Mr. Miller notified the Company that he would not be participating in the 2015 Transaction.

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The Company relied on the exemption from registration provided for under Section 4(a)(2) of the Securities Act of 1933 based in part on the representations made by the 2015 Purchasers, including the representations with respect to each 2015 Purchaser’s status as an accredited investor, as such term is defined in Rule 501(a) under the Securities Act, and the investment intent of each 2015 Purchaser with respect to the shares of common stock acquired by such 2015 Purchaser pursuant to the 2015 SPA.

Concurrently with entering into the 2015 SPA, the Company and the 2015 Purchasers entered into a Registration Rights Agreement dated April 10, 2015, pursuant to which the Company agreed to file a registration statement within 30 days, subject to certain delays or extensions of time, covering the shares of the Company’s common stock acquired by each of the 2015 Purchasers, as well as unregistered shares previously acquired by a fund managed by Janus from the Company in August 2014. See “Selling Security Holders – Securities Transactions– Janus August 2014 Private Placement and Trust C August 2014 Private Placement Transactions” below for more information about the 2014 Janus and Trust C private placement transactions.

The Company has also granted substantially equivalent registration rights to other investors in the Company’s securities, including the shares issued in August 2014 to each of Milfam and Lloyd I. Miller Trust C, as well as the shares issued in April 2015 in connection with the previously announced Hearthstone Merger. See “Selling Security Holders – Securities Transactions – Acquisition of Hearthstone Associates, LLC ” below for more information about the Hearthstone Merger.

The Company had also granted substantially equivalent registration rights to AB Value Partners, L.P., and AB Opportunity Fund LLC, or the AB Entities, for shares issued in 2014 upon exercise of $.01 warrants that were acquired by the AB Entities in connection with the previously-disclosed Senior Secured Promissory Notes issued by the Company to the AB Entities on May 20, 2014 ; however, those shares have been sold under an exemption from registration and will not be covered by this registration statement. See “Selling Security Holders – Securities Transactions – AB Entities May 2014 Note Purchase Transactions” for more information about the note purchase agreements entered into with the AB Entities.

Acquisition of Hearthstone Associates, Inc.

On April 1, 2015, we closed the previously announced merger of Hearthstone Associates, LLC, or Hearthstone Associates, with and into a wholly-owned subsidiary of the Company, with Hearthstone Associates continuing as the surviving entity. We refer to this transaction as the Hearthstone Merger.  Upon completion of the Hearthstone Merger, Hearthstone Associates became a wholly-owned subsidiary of the Company, and Hearthstone Partners, LLC, or Hearthstone Partners, a wholly-owned subsidiary of Hearthstone Associates, became an indirect subsidiary of the Company.

On April 1, 2015, upon completion of the Hearthstone Merger, we acquired through Hearthstone Associates and Hearthstone Partners an aggregate of approximately $10.8 million of indebtedness.  Approximately $5.6 million of the indebtedness was paid after the closing of the Hearthstone Merger.

In connection with the Hearthstone Merger, and as a condition of obtaining the consent of the lender to Hearthstone Partners, the Company agreed to guarantee the obligations of Hearthstone Partners under those certain loan documents (the “Loan Documents”) entered into by Hearthstone Partners with First Franchise Corporation (the “Lender”), as previously disclosed in the Company’s filings with the SEC.

Accordingly, the Company entered into a guaranty in favor of the Lender, pursuant to which the Company placed $5 million in a control account as cash collateral to secure the Company’s obligations under the guaranty and certain previously disclosed amendments to the Loan Documents.  As of April 1, 2015, the principal balance outstanding under the Loan Documents was approximately $4.7 million.

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On April 1, 2015, as a condition to the Hearthstone Merger, the Company and R. J. Dourney, our CEO and President, entered into the previously disclosed Indemnification and Holdback Agreement (the “Holdback Agreement”), pursuant to which Mr. Dourney agreed to retain and indemnify the Company for certain liabilities.  The liabilities being retained by Mr. Dourney include:  (a) the amount of $703,718, and all other amounts, if any, relating thereto, arising out or relating to that certain letter agreement dated April 17, 2013, entered into between Northland Securities, Inc., and Hearthstone Associates, which amount is being disputed in good faith by Hearthstone Associates and Mr. Dourney ( the “Northland Claim”); and (b) accounts payable and other obligations owed to third parties for materials, inventory, utilities, supplies, labor or other goods and/or services received by Hearthstone Associates or Hearthstone Partners, which are past due as of the closing of the Hearthstone Merger or are otherwise not in compliance with the provisions of the previously disclosed Election to Cause Merger Agreement, as amended, or the Election to Cause Merger Agreement, which amount will be determined in good faith by the Company and Mr. Dourney, following completion of the Hearthstone Merger (the “A/P Amounts”).

Until resolution of the retained liabilities, the parties agree that the Company will hold in escrow a portion of the shares (the “Holdback Shares”), which would otherwise have been distributed to Mr. Dourney upon consummation of the Hearthstone Merger.  For the Northland Claim, the Company has held back shares equal to the amount of $500,000, to be held in escrow by the Company until such time as the Northland Claim is finally resolved by payment of any agreed upon liability or other settlement, as evidenced by proof of payment or in writing, at which time those shares will be promptly released to Mr. Dourney.  For the A/P Amounts, the Company has held back shares equal to the amount of $500,000, to be held in escrow by the Company until such time as the A/P Amounts are finally resolved by payment of any agreed upon liability or other settlement, as evidenced in writing, at which time those shares will be promptly released to Mr. Dourney.

Under the Holdback Agreement, Mr. Dourney will defend, indemnify and hold harmless the Company, its subsidiaries and affiliates, and their officers, directors, members, managers, stockholders, employees, agents, successors and assigns (collectively, the “Indemnified Parties”), from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by any of the Indemnified Parties resulting from, consisting of or arising out of or in connection with the Northland Claim and the A/P Amounts or the failure of Mr. Dourney to perform any of his obligations under the Holdback Agreement.

On April 1, 2015, upon completion of the Hearthstone Merger and pursuant to the Election to Cause Merger Agreement, an aggregate of 1,790,993 shares of the Company’s common stock, $0.01 par value, were distributed to the owners of Hearthstone Associates, with the shares being allocated as follows:  1,701,050 shares to R. J. Dourney, currently the Company’s CEO and President, 17,182 shares to Nancy Dourney, Mr. Dourney’s spouse, and 72,761 shares to Richard Bagge, the Company’s interim CFO from January 22, 2015, to May 14, 2015, and as of May 15, 2015, the Company’s Vice President Real Estate and Development .

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THE OFFERING

The following summary describes the principal terms of the offering.

Common Stock Offered by Selling Stockholders	Up to 13,941,372 shares

Common Stock Outstanding	48,055,397 shares (as of May 11 , 2015)

Terms of the Offering	The selling stockholders will determine when and how they sell the common stock offered in this prospectus, as described in the “Plan of Distribution”.

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of common stock being offered under this prospectus. See “Use of Proceeds”.

NASDAQ Capital Market Trading Symbol	Our common stock is listed on the NASDAQ Capital Market under the symbol COSI.

Risk Factors

Before you invest in our stock, you should be aware that there are risks associated with your investment, including the risks described in the section captioned “Risk Factors” beginning on page 5 of this prospectus and the risks set forth in our Annual Report on Form 10-K for our fiscal year ended December 29, 2014, including, without limitation, the risks related to our growth strategy, risks related to our business and risks related to the food service industry. You should carefully read and consider the risk factors contained in our Annual Report on Form 10-K and in this prospectus, together with all of the other information included in or incorporated by reference into this prospectus, before you decide to invest in shares of our common stock.

Summary Financial Information

The selected consolidated financial data presented below should be read in conjunction with our consolidated financial statements and the notes to the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 29, 2014, which is incorporated herein by reference.

Our revenues, net loss and comprehensive loss for the years ended December 29, 2014, December 30, 2013, and December 31, 2012, were as follows:

	Fiscal Year Ended December 29, 2014	Fiscal Year Ended December 30, 2013	Fiscal Year Ended December 31, 2012
	(In thousands) ($)	(In thousands) ($)	(In thousands) ($)
Revenues
Restaurant net sales	74,905	83,338	94,757
Franchise fees and royalties	2,853	2,989	3,195
Total Revenues	77,758	86,327	97,952
Net Loss and Comprehensive Loss	(16,625)	(11,444)	(4,441)
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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 29, 2014, including, without limitation, the risks related to our growth strategy, risks related to our business and risks related to the food service industry, together with the other information included in or incorporated by reference into this prospectus, before making a decision to invest in our common stock. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Offering

The market price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, customers, competitors or markets, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, as well as general economic and market conditions, such as continued downturns in our economy and recessions.

Risks Related to Our Common Stock

Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock.

No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market and the availability of shares for future sales could adversely affect the prevailing market price of our common stock. This in turn could impair our future ability to raise capital through an offering of our equity securities.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock. The market price of our common stock could decline as a result of sales of our common stock made after this offering or the perception that such sales could occur.

As described in this prospectus and in our filings with the Securities and Exchange Commission (“SEC”), recently we issued and sold shares of our common stock to investors in a private placement that closed on April 10, 2015, and two other private placements that closed in August 2014, as well as warrants issued in

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connection with note purchase transactions completed in May 2014 and April 2014. We also issued shares of our common stock as consideration in the Hearthstone Merger completed on April 1, 2015. In addition, we completed a rights offering in December 2014, and have completed rights offerings in the past, pursuant to which we have issued shares of our common stock. We may issue and sell additional shares of our common stock in private placements or registered offerings in the future. We also may conduct additional rights offerings in the future pursuant to which we may issue shares of our common stock.

Provisions in our certificate of incorporation, our bylaws, and Delaware law could make it more difficult for a third party to acquire us, discourage a takeover, and adversely affect existing stockholders.

Our amended and restated certificate of incorporation, our amended and restated bylaws, and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult, delaying, or deterring attempts by others to obtain control of our company, even when these attempts may be in the best interests of stockholders. These include provisions for maintaining a classified board of directors and limiting the stockholders’ powers to remove directors or take action by written consent instead of at a stockholders’ meeting. Our certificate of incorporation also authorizes our Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of our common stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders.”

These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

Risks Related to the Hearthstone Merger

We may be unable to successfully integrate Hearthstone Associates and Hearthstone Partners into our business or realize any synergies that we anticipate.

Achieving the anticipated benefits of the combination (the “Hearthstone Merger”) with Hearthstone Associates, LLC, and Hearthstone Partners, LLC, will depend in part upon whether the companies integrate their businesses in an effective and efficient manner. Our ability to integrate the Hearthstone entities into our business and realize the synergies that we anticipate is subject to a number of uncertainties, many of which are related to conditions beyond our control, such as general negative economic trends and competition. The integration of any business may be complex and time-consuming. The difficulties that could be encountered include the following:

•	integrating personnel, operations and systems, while maintaining focus on promoting existing and newly acquired restaurants;

•	distraction of management and employees from operations;

•	retaining existing customers and attracting new customers;

•	maintaining business relationships; and

•	inefficiencies associated with the integration of the operations of the combined company.

An inability to realize the full extent of any anticipated benefits of the Hearthstone Merger, including anticipated synergies, as well as any delays encountered in the integration process and realizing such benefits, could have an adverse effect upon the revenues, level of expenses and operating results of our company, which may adversely affect the value of our common stock.

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We will have to fulfill the debt obligations of the Hearthstone entities and R.J. Dourney. Our failure to meet our debt service obligations could have a material adverse effect on our business, financial condition and results of operations.

As previously disclosed in our filings with the SEC, we incurred a substantial amount of indebtedness in connection with completing the Hearthstone Merger (the “Hearthstone Indebtedness”) and, as a result, the Hearthstone Merger increased our outstanding indebtedness. The aggregate of the Hearthstone Indebtedness outstanding as of April 1, 2015, when the Hearthstone Merger was completed, was approximately $10.8 million, of which approximately $5.6 million was paid shortly following the closing of the Hearthstone Merger. Our increased indebtedness following completion of the Hearthstone Merger could adversely affect our operations and liquidity. Our level of indebtedness could, among other things:

•	make it more difficult for us to pay or refinance our debts as they become due during adverse economic and industry conditions because we may not have sufficient cash flows to make our scheduled debt payments;

•	cause us to use a larger portion of our cash flow to fund interest and principal payments, reducing the availability of cash to fund our working capital, capital expenditures, research and development and other business activities;

•	cause us to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

•	cause us to be more vulnerable to general adverse economic and industry conditions;

•	decrease our profitability and/or cash flow;

•	cause us to be disadvantaged compared to our competitors with less leverage; and

•	limit our ability to borrow additional monies in the future to fund our working capital, capital expenditures, research and development and other general corporate purposes.

In addition, the terms of the Hearthstone Indebtedness may restrict certain actions by us and our subsidiaries, including financial, affirmative and negative covenants, including limitations on our ability to incur indebtedness, create liens, and merge, amalgamate and consolidate with other companies.

A portion of the Hearthstone Indebtedness that we assumed will bear interest at variable rates that are linked to changing market interest rates. As a result, an increase in market interest rates would increase our interest exposure and our debt service obligations.

All of our debt obligations, and any indebtedness incurred in connection with the Hearthstone Merger, will have priority over our common stock with respect to payment in the event of a liquidation, dissolution or winding up of our company.

In any liquidation, dissolution or winding up of our company, our common stock would rank below all debt claims against us, including claims in connection with the indebtedness under the Senior Secured Promissory Note issued by the Company to Milfam II L.P. in April 2014 and the Senior Secured Promissory Notes issued by the Company to AB Opportunity Fund LLC and AB Value Partners, L. P. in May 2014, and the Hearthstone Indebtedness acquired in the Hearthstone Merger. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of equity securities that rank senior to our common stock have been satisfied.

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The issuance of shares of our common stock in connection with the Hearthstone Merger resulted in the dilution of our equity.

Upon completion of the Hearthstone Merger on April 1, 2015, we issued 1,790,993 shares of common stock as consideration for the Hearthstone Merger, which diluted the equity interests of the holders of our common stock.

We may be subject to liabilities of the Hearthstone entities that are unknown to us, which may have a material adverse effect on our profitability, financial condition and results of operations and which may result in a decline in the market value of our common stock.

We may be subject to liabilities of the Hearthstone entities unknown us, which may have a material adverse effect on our business, financial condition and results of operations and the market value of our common stock after the consummation of the Hearthstone Merger.

We may be unable to retain key employees of Hearthstone Partners or prevent them from competing with us.

Hearthstone Partners has been dependent on certain key employees for its economic performance, and none of these key employees are subject to employment agreements with us at this time. As a result, there can be no assurance that these key employees will continue to be employed with us. In addition, these key employees are not prohibited from competing with us if they are not employed by us.

Certain of the benefits we expect from completion of the Hearthstone Merger, including increased revenues and EBITDA, are based on projections and assumptions, which are uncertain and subject to change.

Certain of the benefits we expect from the Hearthstone Merger, including increased revenue and EBITDA in 2015, are based on projections and assumptions that are uncertain and subject to change. These projections and assumptions are based on preliminary information, which may prove to be inaccurate. There can be no assurance that we will realize the increased revenues and EBITDA or any other benefits we anticipate following completion of the Hearthstone Merger. The market price of our common stock may decline if the estimates are not realized or we do not achieve the perceived benefits of the Hearthstone Merger as rapidly or to the extent anticipated.

Hearthstone’s business and financial performance could be negatively impacted by many factors, which could in turn adversely affect our business, financial condition and results of operation.

Hearthstone’s business and the restaurants operated by the Hearthstone entities may be adversely affected by several factors, including, for example, competition in the restaurant market, seasonality associated with the restaurant business, and general economic uncertainty or a decrease in consumer confidence. In addition, new restaurants opened by the Hearthstone entities prior to completion of the Hearthstone Merger may not generate the level of sales that is projected. If these or any other factors were to affect the Hearthstone entities and their restaurants following the Hearthstone Merger, we could suffer a material adverse effect on our business, financial condition and results of operations.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, within the meaning of the Federal securities laws, which involve substantial risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “outlook,” “believes,” “plans,” “intends,” “expects,” “goals,” “potential,” “continues,” “may,” “should,” “seeks,” “will,” “would,” “approximately,” “predicts,” “estimates,” “anticipates” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There will be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors” in this prospectus and in any documents incorporated by reference into this prospectus as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties related to:

•	the cost of our principal food products and supply and delivery shortages or interruptions;

•	labor shortages or increased labor costs;

•	changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce or other foods or the effects of food-borne illnesses, such as E. C oli, “mad cow disease” and avian influenza or “bird flu”;

•	competition in our markets, both in our business and locating suitable restaurant sites;

•	our operation and execution in new and existing markets;

•	expansion into new markets, including foreign countries;

•	our ability to attract and retain qualified franchisees, and our franchisees’ ability to open restaurants on a timely basis;

•	our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms;

•	the rate of our internal growth, and our ability to generate increased revenue from our new and existing restaurants;

•	our ability to generate positive cash flow from existing and new restaurants;

•	fluctuations in our quarterly results due to seasonality;

•	increased government regulation and our ability to secure required governmental approvals and permits;

•	our ability to create customer awareness of our restaurants in new markets;

•	the reliability of our customer and market studies;

•	cost effective and timely planning, design and build-out of new restaurants;

•	our ability to recruit, train and retain qualified corporate and restaurant personnel and management;

•	market saturation due to new restaurant openings;

•	inadequate protection of our intellectual property;

•	our ability to obtain additional capital and financing;

•	adverse weather conditions, which impact customer traffic at our restaurants;

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•	adverse economic conditions; and

•	other risks, including those discussed in “Risk Factors” in this prospectus and incorporated by reference into this prospectus, including from our Annual Report on Form 10-K for the fiscal year ended December 29, 2014.

Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus under the heading “Risk Factors,” and in any documents incorporated by reference into this prospectus could have a material adverse effect on our business, results of operations and financial position. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ will emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

USE OF PROCEEDS

This prospectus relates to 13,941,372 shares of our common stock which may be sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the selling stockholders to offer and sell shares of common stock to the public. The selling stockholders may offer for resale some or all of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the market price for our common stock on NASDAQ on the date of sale, unless shares are sold in private transactions.

Consequently, we cannot currently make a determination of the price at which shares offered for resale pursuant to this prospectus may be sold.

MARKET INFORMATION

Our common stock trades on NASDAQ under the trading symbol “COSI.” On May 11 , 2015, there were 9 3 record holders of our common stock. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokerage firms, banks and other nominees. On May 27 , 2015, the last closing sale price reported on NASDAQ for our common stock was $2. 34 per share. Past price performance is not indicative of future price performance.

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The following table sets forth the high and low closing sale prices of our common stock on NASDAQ for the periods indicated:

	Price Range
	High		Low
Fiscal 2012
First Quarter	$5.00	(a)	$2.60	(a)
Second Quarter	$4.40	(a)	$2.68	(a)
Third Quarter	$3.36	(a)	$2.72	(a)
Fourth Quarter	$3.12	(a)	$2.28	(a)
Fiscal 2013
First Quarter	$3.68	(a)	$2.76	(a)
Second Quarter	$3.07		$1.93
Third Quarter	$2.62		$2.08
Fourth Quarter	$2.39		$1.35
Fiscal 2014
First Quarter	$1.70		$0.99
Second Quarter	$1.31		$1.04
Third Quarter	$2.43		$1.11
Fourth Quarter	$1.80		$1.55
Fiscal 2015
First Quarter	$2.81		$1.59
Second Quarter (through May 27 , 2015)	$2.78		$1.96

(a)	Denotes a post-reverse stock split price.

DIVIDEND HISTORY

We have never paid cash dividends on our common stock, and we do not currently intend to pay any dividends.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our amended and restated certificate of incorporation, amended and restated bylaws and to the applicable provisions of Delaware law.

General

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws currently in effect. Copies of these documents have been filed with the SEC.

Our authorized capital stock consists of 140,000,000 shares. The authorized capital stock is divided into 40,000,000 shares of preferred stock, par value $0.01 per share, and 100,000,000 shares of common stock, par value $0.01 per share. As of May 11 , 2015, we had issued and outstanding 48,055,397 shares of common stock, held by approximately 91 stockholders of record, which does not include persons or entitles holding stock in nominee or street name. As of May 11 , 2015, approximately 6,250 shares of common stock were reserved for issuance upon the exercise of employee stock options (of which options to purchase an aggregate of 3,750 shares of common stock currently were exercisable). Each share of common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. As of May 11 , 2015, no shares of preferred stock were issued or outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Thus, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably any dividends that may be declared by our Board of Directors out of funds legally available for dividends, subject to any preferential dividend rights of outstanding preferred stock. If we liquidate, dissolve or wind up, the holders of common stock are entitled to receive ratably all of our assets available after payment of all debts and other liabilities, subject to the prior rights of any outstanding

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preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights or any rights to share in any sinking fund. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our amended and restated certificate of incorporation authorizes the issuance of up to 40,000,000 shares of preferred stock from time to time in one or more series and with terms of each series to be stated in our Board’s resolutions providing for the designation and issuance of that series. Our amended and restated certificate of incorporation also authorizes the Board of Directors to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions, and dividend, voting, conversion and redemption rights pertaining to each series of preferred stock that we issue. Without seeking any stockholder approval, our Board of Directors may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock and could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law (the “DGCL”) provides that, subject to certain exceptions specified therein, an “interested stockholder” of a Delaware corporation may not engage in any business combination with the corporation for a three-year period following the time that such stockholder becomes an “interested stockholder” unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an “interested stockholder”, (2) upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (3) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the “interested stockholder.” Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person. Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our amended and restated certificate of incorporation does not exclude us from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Anti-Takeover Provisions of Our Certificate of Incorporation and By-laws

General

The provisions of our amended and restated certificate of incorporation, amended and restated by-laws and Delaware statutory law described in this section may delay or make it more difficult for someone to acquire

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us without the approval of our Board. These provisions could have the effect of discouraging third parties from making acquisition proposals although such proposals, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our Board.

Classified Board of Directors

The amended and restated certificate of incorporation provides for our Board of Directors (other than those directors elected solely by any series of preferred stock created by resolution of our Board) to be divided into three classes of directors serving staggered three year terms. As a result, approximately one-third of our Board will be elected each year.

We believe a classified board will help to assure the continuity and stability of our Board of Directors, and our business strategies and policies as determined by our Board, because a majority of the directors at any given time will have prior experience as our directors. This provision should also help to ensure that our Board of Directors, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

This provision could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our Board of Directors until the second annual stockholders’ meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us and could thus increase the likelihood that incumbent directors will retain their positions.

Number of Directors; Removal; Vacancies

Our amended and restated certificate of incorporation and our amended and restated by-laws provide that the number of directors will not be less than three nor more than fifteen and, except as may be provided in the terms of any series of preferred stock created by resolutions of the Board of Directors, will be determined from time to time exclusively by a vote of a majority of our Board then in office. Our amended and restated certificate of incorporation also provides that our Board of Directors has the exclusive right, except as may be provided in the terms of any series of preferred stock created by resolutions of the Board of Directors, to fill vacancies, including vacancies created by expansion of our Board. Furthermore, except as may be provided in the terms of any preferred stock created by resolution of our Board of Directors with respect to the election of directors by the holders of such series, directors may be removed by stockholders only for cause and only by the affirmative vote of at least 66⅔% of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class.

These provisions, in conjunction with the provision of the amended and restated certificate of incorporation authorizing our Board of Directors to fill vacant directorships, could prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

No Stockholder Action by Written Consent; Special Meetings

Our amended and restated certificate of incorporation provides that, except as may be provided in the terms of any series of preferred stock created by resolution of our Board of Directors, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended and restated certificate of incorporation also provides that special meetings of

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stockholders can only be called by the Chairman of the Board or by the Secretary pursuant to a resolution approved by a majority of our Board of Directors then in office. Stockholders are not permitted to call a special meeting of stockholders.

Approval of Certain Business Combinations

Our amended and restated certificate of incorporation requires that certain business combinations with a “Related Person” (as such term is defined in our amended and restated certificate of incorporation) be approved by the affirmative vote of 80% of our outstanding shares generally entitled to vote for the election of directors, unless (i) the business combination has been approved by two-thirds of the Board of Directors; or (ii) the amount of consideration to be received in the business combination by the holders of common stock or any class or series of outstanding voting stock, other than common stock, is equal to the greater of: (a) the highest per-share price paid by the Related Person for any shares of our stock acquired within the prior two years; or (b) the fair market value (as such term is defined in our amended and restated certificate of incorporation) of our common stock.

Advance Notice for Raising Business or Making Nominations at Meetings

Our amended and restated by-laws establish an advance notice procedure with regard to stockholder proposals and nominations of individuals for election to the Board of Directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be delivered to us at our executive offices not less than 120 days nor more than 150 days before the date of the anniversary of the last annual stockholders’ meeting (unless the meeting is to be held more than 30 days in advance of such anniversary date, in which event the stockholder proposal or director nomination shall be delivered to us no later than the close of business on the 10th day following the day on which notice of the meeting was given) and must contain specified information and conform to certain requirements, as set forth in our amended and restated by-laws. Notice of a director nomination for a special meeting must be received by us no later than the 10th day following the day on which notice of the date of a special meeting of stockholders was given. If the presiding officer at any stockholders’ meeting determines that a stockholder proposal or director nomination was not made in accordance with the amended and restated by-laws, we may disregard such proposal or nomination.

The notice of any nomination for election as a director must set forth the name, age, business and residence address of the person or persons to be nominated; the business experience during the past five years of such person or persons; including the person’s principal occupation or employment during such period, the name and principal business of any corporation or other organization in which such occupation or employment was carried on, and such other information as to the nature of the persons responsibilities and level of professional competence as may be sufficient to permit assessment of the person’s prior business experience, the class or series and number of shares of our capital stock beneficially owned by the person and any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Amendments to By-Laws

Our amended and restated certificate of incorporation provides that our Board of Directors or the holders of at least 66⅔% of the voting power of all shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class, have the power to further amend or repeal our amended and restated by-laws.

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Amendment of the Certificate of Incorporation

Any proposal to amend, alter, change or repeal any provision of our amended and restated certificate of incorporation, except as may be provided in the terms of any preferred stock created by resolution of the Board of Directors and which relate to such series of preferred stock, requires approval by the affirmative vote of both a majority of the members of the Board of Directors then in office and a majority vote of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. However, any proposal to further amend, alter, change or repeal the provisions of our amended and restated certificate of incorporation relating to (1) the classification of our Board of Directors, (2) removal of directors, (3) the prohibitions on stockholder action by written consent or stockholder calls for special meetings, (4) amendment of amended and restated by-laws, or (5) amendment of the amended and restated certificate of incorporation, requires approval by the affirmative vote of 66⅔% of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class; except in the case of any proposal to further amend, alter, change or repeal the provision of our amended and restated certificate of incorporation relating to business combinations which requires approval by the affirmative vote of 80% of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Preferred Stock and Additional Common Stock

Under our amended and restated certificate of incorporation, our Board of Directors will have the authority to provide by resolution for the issuance of shares of one or more series of preferred stock. Our Board of Directors is authorized to fix by resolution the terms and conditions of each such other series.

We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of our stock may then be listed, or except as may be provided in the terms of any preferred stock created by resolution of our Board of Directors.

These provisions give our Board of Directors the power to approve the issuance of a series of preferred stock, or additional shares of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations or, alternatively, might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

NASDAQ Capital Market

Our common stock is traded on NASDAQ under the symbol “COSI.”

SELLING SECURITY HOLDERS

We are registering on behalf of the selling stockholders identified below 13,941,372 shares of our common stock. These shares were issued to the selling stockholders pursuant to the Purchase Agreements, Registration Rights Agreement and Election to Cause Merger Agreement, each of which are described below. We are required to file this registration statement pursuant to those agreements. See “Securities Transactions” below for more information about these agreements.

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We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock in transactions exempt from the registration requirements of the Securities Act after the date as of which the information is set forth on the table below.

When we refer to “selling stockholders” in the “Plan of Distribution” section of this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, distributees, successors in interest and others who later come to hold any of the selling stockholders’ interests in shares of common stock other than through a public sale.

R. J. Dourney is our Chief Executive Officer and President and a director on our Board, positions he has held since March 17, 2014. Nancy Dourney is not currently, and has not been in the past three years, an employee of the Company, but she is the spouse of Mr. Dourney. Mr. and Mrs. Dourney were one of the Company’s largest franchisees from December 2005, until April 1, 2015, when the Hearthstone Merger was completed. See “Securities Transactions – Acquisition of Hearthstone Associates” below for more information about the Hearthstone Merger. Richard Bagge was our interim Chief Financial Officer, from January 22, 2015, to May 14, 2015, and as of May 15, 2015, our Vice President Real Estate and Development . From January 2013 to January 2015, Mr. Bagge was Chief Financial Officer of Hearthstone Associates, LLC, and Hearthstone Partners, LLC.

Except as set forth in the foregoing paragraph, none of the selling stockholders holds or has held any position or office, or otherwise has or has had a material relationship, with us, or any of our predecessors or affiliates, within the past three years other than as a result of the ownership of common stock.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering (1)	Percentage of Common Stock Owned Upon Completion of this Offering (if greater than 1%) (2)

Plaisance Fund, LLC c/o Janus Capital Institutional Advisors (3)	9,405,129	5,125,483	4,279,646	8.91%
Trishield Special Situations Master Fund Ltd. (4)	3,761,492	3,761,492	---	*
LKCM Micro-Cap Partnership L.P. (5)	69,444	69,444	---	*
LKCM Private Discipline Master Fund, SPC (5)	856,481	856,481	---	*
MILGRAT J10 (6)	979,179	521,739	457,440	*
Milfam II L. P. (6)	1,287,020	1,100,000	187,020	*
Goose Hill Capital LLC (7)	527,962	462,962	65,000	*
Bigger Capital Fund L. P. (8)	195,078	152,778	42,300	*
Kenneth Vaughan (9)	600,000	100,000	500,000	1.0 4%
R. J. Dourney (10)	2, 733,834	1,701,050	1,032.784	2.15%
Nancy Dourney (10)	17,182	17,182	---	*
Richard Bagge (11)	73,661	72,761	900	*
Total		13,941,372	6,565,090	13. 6 6%
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(1)	We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this prospectus, and because we have been informed by the selling stockholders that there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be sold or that will be held by a selling stockholder after completing of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by any selling stockholder.

(2)	Ownership percentages are based on 48,055,397 shares of our common stock outstanding on May 11 , 2015. None of the selling stockholders holds any options.

(3)	Plaisance Fund LP (“Plaisance”), is neither a registered broker-dealer nor an affiliate of a registered broker-dealer. Pursuant to a Form 4 filed with the SEC on April 14, 2015, there are 9,405,129 shares or 19. 57 % of our common stock beneficially owned directly by Plaisance. Janus Capital Institutional Advisors LLC (“JCIA”), which serves as the general partner to Plaisance, may be deemed to share voting and dispositive power over the securities held by Plaisance, and accordingly, may be deemed to be a beneficial owner of the securities reported in this Form 4 for purposes of Rule 16a-1(a) of the Securities Exchange Act of 1934, as amended. In accordance with Instruction 4(b)(iv) of the Form 4, the entire amount of the Company’s common stock held by Plaisance is reported therein for purposes of the indirect pecuniary interest of JCIA.

(4)	Trishield Special Situations Master Fund Ltd. (“Trishield Special Situations”), is neither a registered broker-dealer nor an affiliate of a registered broker-dealer. Pursuant to a Form 13G/A filed with the SEC on April 17, 2015, Trishield Special Situations, Trishield Capital Management LLC, Alan Jeffrey Buick Jr., and Robert L. Harteveldt have shared voting power and shared dispositive power over 3,761,492 shares or 7. 88 % of our common stock.

(5)	LKCM Micro-Cap Partnership L.P. (“LKCM Micro-Cap”), and LKCM Private Discipline Master Fund, SPC, (“LKCM Private”) are neither registered broker-dealers nor affiliates of a registered broker-dealer. LKCM Micro-Cap Management, L.P. (“Micro-Cap Management”) is the general partner of LKCM Micro-Cap. LKCM Private Discipline Management, L.P. (“Private Management”) is the sole holder of management shares of LKCM Private. LKCM Alternative Management, LLC (“Alternative Management”) is the general partner of Micro-Cap Management, and Private Management, J. Luther King, Jr. and J. Bryan King are managing members of Alternative Management. Each of LKCM Micro-Cap and LKCM Private has sole voting and sole dispositive power over the shares owned by it.

(6)	MILGRAT J10 and Milfam II L.P. are neither registered broker-dealers nor affiliates of a registered broker-dealer. According to notice provided on or about April 30, 2015, on behalf of MILGRAT J10, on March 29, 2015, all 979,179 shares of our common stock held by Lloyd I. Miller Trust C were transferred to MILGRAT J10. Pursuant to a Form 13D/A filed with the SEC on December 17, 2014, Mr. Miller beneficially owns and has sole voting and sole dispositive power over an aggregate of 5,517,127 shares or 11. 48 % of the total shares of our common stock as (i) the manager of a limited liability company that is the general partner of a certain limited partnership, (ii) the manager of a limited liability company that is the advisor to a certain trust, (iii) the manager of a limited liability company, (iv) the trustee to a certain grantor retained annuity trust, and (v) an individual. Mr. Miller also has shared voting and shared dispositive power over 19,953 shares or less than 1% of the total shares of our common stock as an advisor to the trustee of a certain trust. The numbers in this table do not include the other shares owned by Mr. Miller and his affiliated entities and trusts.

(7)	Goose Hill Capital LLC (“Goose Hill”) is neither a registered broker-dealer nor an affiliate of a registered broker-dealer. Steven D. Heinnaman, Managing Member, has sole voting and sole dispositive power over the shares held by Goose Hill.

(8)	Bigger Capital L. P. (“Bigger Capital”), is neither a registered broker-dealer not an affiliate of a registered broker-dealer. Bigger Capital Fund GP, LLC, is the General Partner of Bigger Capital, and Michael Bigger is the Managing Member of the General Partner. Bigger Capital has sole voting and sole dispositive power over the shares held by Bigger Capital

(9)	Kenneth Vaughan is neither a registered broker-dealer nor an affiliate of a registered broker-dealer. The shares are beneficially owned directly by Mr. Vaughan.
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(10)	R. J. Dourney, our CEO & President and a director on our Board of Directors, is neither a registered broker-dealer nor an affiliate of a registered broker-dealer. Pursuant to a Form 4 filed by Mr. Dourney on May 13 , 2015, the shares are beneficially owned directly by Mr. Dourney. Mr. Dourney may also be deemed to indirectly own 17,182 shares held in the name of Nancy Dourney, his spouse, as indicated in Note 10 below; however, those shares are not included in Mr. Dourney’s beneficial numbers reported in this table.

(10)	Nancy Dourney is neither a registered broker-dealer nor an affiliate of a registered broker-dealer. The shares are beneficially owned directly by Ms. Dourney. The shares may be deemed to be indirectly owned by R. J. Dourney, her spouse and the CEO and President and a director of the Board of our Company.

(11)	Richard Bagge is neither a registered broker-dealer nor an affiliate of a registered broker-dealer. Pursuant to a Form 4 filed by Mr. Bagge on April 6, 2015, the shares are beneficially owned directly by Mr. Bagge.

Securities Transactions

2015 Private Placement Transaction

On April 10, 2015, we entered into a Stock Purchase Agreement (the “2015 SPA”) with Trishield Special Situations Master Fund Ltd., which Trishield fund is managed by Trishield Capital Management LLC, a fund managed by Janus Capital Management, LLC (“Janus”), LKCM Micro-Cap Partnership L.P. and LKCM Private Discipline Master Fund, SPC, both of which LKCM funds are managed by Luther King Capital Management, Goose Hill Capital LLC, Bigger Capital Fund, LP, and Kenneth Vaughan (collectively, the “2015 Purchasers”). Pursuant to the 2015 SPA, we sold to the 2015 Purchasers an aggregate of 7,160,766 unregistered shares of the Company’s common stock, par value of $0.01 per share, at a purchase price of $2.16 per share, for aggregate gross proceeds of $15,467,255 (the “2015 Transaction”). The closing of the 2015 Transaction occurred on April 10, 2015.

The Company relied on the exemption from registration provided for under Section 4(a)(2) of the Securities Act based in part on the representations made by the 2015 Purchasers, including the representations with respect to their status an accredited investors, as such term is defined in Rule 501(a) under the Securities Act, and the investment intent of the 2015 Purchasers with respect to the shares of common stock issued under the 2015 SPA.

Registration Rights Agreement

Concurrently with entering into the 2015 SPA, we also entered into a Registration Rights Agreement dated April 10, 2015 (the “Registration Rights Agreement”), pursuant to which we agreed to file a registration statement covering the shares of the Company’s common stock acquired by each of the 2015 Purchasers, as well as unregistered shares of the Company’s common stock previously acquired by a fund managed by Janus from the Company in August 2014, as described below under “Janus August 2014 Private Placement and Trust C August 2014 Private Placement Transactions”.

Under the terms of the Registration Rights Agreement, it was agreed that the Company would also include the unregistered shares of common stock previously issued to the other stockholders identified in the table above.

Acquisition of Hearthstone Associates, LLC

On March 18, 2014, we entered into an Election to Cause Merger Agreement, as amended by Amendment No. 1 dated April 1, 2015 (as amended, the “Election to Cause Merger Agreement”), with Hearthstone Associates, LLC (“Hearthstone Associates”), R. J. Dourney and Nancy Dourney. Pursuant to the Election to Cause Merger Agreement, Hearthstone Associates had the right to cause the merger of Hearthstone

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Associates with and into a wholly-owned subsidiary of the Company (the “Hearthstone Merger”). On April 1, 2015, the Hearthstone Merger was completed, and Hearthstone Associates became a wholly-owned subsidiary of the Company, and Hearthstone Partners, LLC (“Hearthstone Partners”), a wholly-owned subsidiary of Hearthstone Associates, became an indirect subsidiary of the Company. In consideration of the Hearthstone Merger, an aggregate of 1,790,993 unregistered shares of the Company’s common stock, $0.01 par value, were distributed to the owners of Hearthstone Associates (the “Holders”), as follows: 1,701,050 shares to R. J. Dourney, the Company’s CEO and President, 17,182 shares to Nancy Dourney, Mr. Dourney’s spouse, and 72,761 shares to Richard Bagge, the Company’s interim CFO from January 22, 2015, to May 14, 2015, and currently the Company’s Vice President Real Estate and Development, and formerly the CFO of Hearthstone Associates and Hearthstone Partners.

Pursuant to the Election to Cause Merger Agreement, we agreed to file a registration statement covering the shares of the Company’s common stock acquired by the Holders upon completion of the Hearthstone Merger.

The Company relied on the exemption from registration provided for under Section 4(a)(2) of the Securities Act based in part on the representations made by the Holders with respect to their status as accredited investors, as such term is defined in Rule 501(a) of the Securities Act, and the investment intent of the Holders with respect to the Merger Shares.

Janus August 2014 Private Placement and Trust C August 2014 Private Placement Transactions

On August 22, 2014, pursuant to the Stock Purchase Agreement dated August 15, 2014 (the “Janus 2014 SPA”) entered into with Plaisance Fund, LP, a fund managed by Janus Capital Management LLC (the “Janus Fund”), we sold to the Janus Fund 3,367,874 unregistered shares of our common stock at a purchase price of $1.15 per share, or an aggregate purchase price of $3,873,055.

On August 22, 2014, concurrently with closing of the 2014 Janus 2014 SPA, we entered into a stock purchase agreement with Lloyd I. Miller Trust C (“Trust C”) on the same terms as the Janus 2014 SPA (the “Trust C 2014 SPA”), pursuant to which we sold to Trust C 521,739 unregistered shares of our common stock at a purchase price of $1.15 per share, or an aggregate purchase price of $600,000.

Pursuant to the Janus 2014 SPA and the Trust C 2014 SPA, we agreed to file a registration statement covering the shares of the Company’s common stock acquired by the Janus Fund and Trust C under those transactions.

The Company relied on the exemption from registration provided for under Section 4(a)(2) of the Securities Act based in part on the representations made by the Janus Fund and Trust C, including the representations with respect to their status as accredited investors, as such term is defined in Rule 501(a) under the Securities Act, and the investment intent of the Janus Fund and Trust C with respect to the shares of common stock issued under the Janus 2014 SPA and the Trust C 2014 SPA, respectively.

AB Entities May 2014 Note Purchase Transactions

On May 20, 2014, we entered into a Senior Secured Note Purchase Agreement (the “AB NPA”), with AB Opportunity Fund LLC (“AB Opportunity Fund”), and AB Value Partners, L.P. (“AB Value Partners”, together with AB Opportunity Fund, the “AB Entities”), pursuant to which we sold an aggregate of $2,500,000 in Senior Secured Promissory Notes to the AB Entities (the “AB Notes”), of which $2,000,000 was sold to AB Opportunity Fund, and $500,000 was sold to AB Value Partners. As consideration for the AB Notes, we issued warrants to the AB Entities, exercisable to purchase up to 550,000 shares of our common stock at an exercise price per share of $.01 (the “AB Warrants”). On October 14, 2014, the AB Entities fully exercised the AB

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Warrants, purchasing an aggregate of 550,000 shares of our common stock using the cashless exercise method by forfeiting 2,895 shares to pay for the shares in lieu of cash, for net issuance of 547,105 shares of our common stock the “AB Shares”).

Pursuant to the AB NPA, we agreed to file a registration statement covering the shares of the Company’s common stock acquired by the AB Entities upon exercise of the AB Warrants. However, prior to the date hereof, the AB Entities sold all of the AB Shares pursuant to an exemption from the registration requirements of the Securities Act, and the AB Shares are not being covered under this registration statement.

The Company relied on the exemption from registration provided for under Section 4(a)(2) of the Securities Act based in part on the representations made by the AB Entities, including the representations with respect to their status an accredited investors, as such term is defined in Rule 501(a) under the Securities Act, and the investment intent of the AB Entities with respect to the AB Warrants and the underlying shares of common stock.

Milfam April 2014 Note Purchase Agreement

On April 14, 2014, we entered into a Senior Secured Note Purchase Agreement (the “Milfam 2014 NPA”) with Milfam II L. P. (“Milfam”), pursuant to which we sold a $5,000,000 Senior Secured Promissory Note to Milfam (the “Milfam Note”). As consideration for the Milfam Note, we issued a warrant to Milfam, exercisable to purchase up to 1,100,000 shares of our common stock at an exercise per share of $.01 (the “Milfam Warrants”). On September 16, 2014, Milfam fully exercised the Milfam Warrants, purchasing 1,100,000 shares of our common stock for a total purchase price of $11,000.

Pursuant to the Milfam 2014 NPA, we agreed to file a registration statement covering the shares of the Company’s common stock acquired by Milfam upon exercise of the Milfam Warrants.

The Company relied on the exemption from registration provided for under Section 4(a)(2) of the Securities Act based in part on the representations made by Milfam, including the representations with respect to its status an accredited investor, as such term is defined in Rule 501(a) under the Securities Act, and the investment intent of Milfam with respect to the Milfam Warrants and the underlying shares of common stock.

Registration Rights

We are required to file this registration statement pursuant to the 2015 SPA, the Janus 2014 SPA, the Trust C 2014 SPA and the Milfam 2014 NPA (collectively, the “Purchase Agreements”), the Registration Rights Agreement, and the Election to Cause Merger Agreement, each as described above.

PLAN OF DISTRIBUTION

We are registering shares of common stock issued to the selling stockholders under the Purchase Agreements, Registration Rights Agreement and the Election to Cause Merger Agreement in order to permit the resale of these shares of common stock by the security holders of such shares from time to time after the date of this prospectus.

Such shares of common stock were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register such shares of common stock pursuant to the Purchase Agreements, Registration Rights Agreement and Election to Cause Merger Agreement.

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We will pay all expenses incurred by the Company or its subsidiaries in effecting any registration pursuant to the Purchase Agreements and the Registration Rights Agreement, or in otherwise complying with our obligations under the registration rights provisions of such agreements, including, without limitation, all registration, filing and listing fees, provided that the selling stockholders will pay any underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of shares of common stock by them. We have agreed in the Purchase Agreements, Registration Rights Agreement and Election to Cause Merger Agreement to indemnify the selling stockholders against specified liabilities, including some liabilities under the Securities Act, and in some circumstances they may be entitled to contribution. The selling stockholders also have agreed in the Purchase Agreements, Registration Rights Agreement and Election to Cause Merger Agreement to indemnify us against specified liabilities, including some liabilities under the Securities Act, and in some circumstances we may be entitled to contribution.

We will not receive any proceeds from sales of any shares of common stock by the selling stockholders.

We do not know when or in what amount the selling stockholders may offer the shares for sale. We expect that the offering price for the common stock will be based on the prevailing market price of the common stock at the time of sale.

The selling stockholders (or their permitted transferees) may sell all or a portion of the shares of common stock beneficially owned by them and registered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, and any broker-dealers or agents may arrange for other broker-dealers or agents to participate in effecting sales of these securities. These underwriters or broker-dealers may act as principals, or as an agent of a selling stockholder. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or selling or agent’s commissions. The shares of common stock may be sold on any national securities exchange or automated interdealer quotation system on which the shares may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in a variety of transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	purchases by underwriters, brokers, dealers, and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	one or more block trades in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses in which the same broker acts as agent on both sides;

•	purchases by a broker or dealer (including a specialist or market maker) as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the shares of common stock are listed;

•	face-to-face privately negotiated transactions between sellers and purchasers without a broker-dealer;
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•	an agreement between broker-dealers and the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

•	settlement of short sales or transactions to cover short sales relating to the shares entered into after the effective date of the registration statement of which this prospectus is a part;

•	distributions to creditors, equity holders, partners and members of the selling stockholders;

•	transactions in options, swaps or other derivatives (whether listed on an exchange or otherwise);

•	sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and

•	any combination of the foregoing or by any other legally available means.

The selling stockholders may also transfer the shares of common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the shares of common stock.

The selling stockholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders.

Underwriters, brokers, dealers or agents may also receive compensation from the purchasers of shares of common stock for whom they act as agents or to whom they sell as principals, or both. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to the prospectus contained in the registration statement, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable rules of the Financial Industry Regulatory Authority, Inc.

In connection with sales of the shares of common stock or otherwise, the selling stockholders (or their permitted transferees) may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell these securities short, and if such short sale shall take place after the date that the registration statement is declared effective by the SEC, the selling stockholders may deliver the securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such securities, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or one or more derivative transactions which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares of common stock registered on the registration statement to cover short sales of common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

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Subject to any applicable company policy, the selling stockholders (or their permitted transferees) pledgees, from time to time, pledge, hypothecate or grant a security interest in some or all of the shares of common stock registered by the registration statement owned by them and, if they default in the performance of their secured obligations, the pledgees, secured parties or persons to whom the securities have been hypothecated may offer and sell such securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee, persons to whom the shares have been hypothecated or other successors in interest as selling stockholders under this prospectus. The plan of distribution for that selling stockholder’s shares of common stock will otherwise remain unchanged. The selling stockholders (or their permitted transferees) also may transfer and donate the shares of common stock in other circumstances in which case the permitted transferees will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders (or their permitted transferees) and any broker-dealers or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any profits realized by the selling stockholders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders (or their permitted transferees) who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to the selling stockholders (or their permitted transferees) for the purpose of satisfying any prospectus delivery requirements. Except as otherwise set forth herein, each selling stockholder has informed us that it is not a registered broker-dealer or is not an affiliate of a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute common stock.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders (or their permitted transferees) may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus.

The selling stockholders (or their permitted transferees) will act independently of us in making decisions regarding the timing, manner, and size of each sale. There can be no assurance, however, that all or any of the shares will be offered by the selling stockholders. We know of no existing arrangements between any selling stockholders and any broker, dealer, finder, underwriter, or agent relating to the sale or distribution of the securities.

Each selling stockholder (or its permitted transferees) and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to

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the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise. All of the foregoing may affect the marketability of the securities offered hereby.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus have been passed upon for us by Vicki Baue, Esq., the Company’s Vice President & General Counsel. Ms. Baue beneficially owns or has the right to acquire under employee benefit plans maintained by the Company an aggregate of less than 1% of the Company’s outstanding common stock.

EXPERTS

The financial statements as of December 29, 2014, and December 30, 2013, and for each of the three years in the period ended December 29, 2014, incorporated by reference into this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus. The following documents, which have been filed with the SEC pursuant to the Exchange Act, are incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 29, 2014, filed with the SEC on March 26, 2015;

•	our Quarterly Report on Form 10-Q for the three months ended March 30, 2015, filed with the SEC on May 14, 2015;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 10, 2015;

•	our Current Reports on Form 8-K, filed with the SEC on May 21, 2015, April 15, 2015, April 7, 2015, April 6, 2015, March 24, 2015, January 22, 2015, and January 6, 2015; and

•	the description of our common stock, which is registered under Section 12 of the Securities Exchange Act, contained in our Registration Statement on Form 8-A (File No. 000-50052) filed with the SEC on October 25, 2002, including any subsequently filed amendments and reports updating such description.

You may request copies of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at:

Così, Inc.
294 Washington Street, Suite 510
Boston, Massachusetts 02108
(857) 415-5000
Attention: Investor Relations Department

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AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We will also provide you with a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus or the registration statement of which it is a part (i) upon written or oral request, and at no cost to you. If you would like to request any reports or documents from the company, please contact our Investor Relations Department at Così, Inc., 294 Washington Street, Suite 510, Boston, Massachusetts 02108, (857) 415-5000, or at investorrelations@getcosi.com.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.

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13,941,372 Shares

of Common Stock

PROSPECTUS

  May 29 , 2015

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Distribution

SEC Registration Fee	$5,000
Accounting Fees and Expenses*	$20,000
Legal Fees and Expenses*	$125,000
Transfer Agent Fees	$5,000
Miscellaneous Fees and Expenses*	$50,000
Total Expenses*	$205,000

*	Estimated solely for the purpose of this Item. Actual expenses may vary.

Item 14. Indemnification of Directors and Officers

Our amended and restated bylaws provide that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation law, we are permitted to offer indemnification to our directors, officers, employees and agents. Our policy is to offer the fullest extent of indemnification permitted under Delaware law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(1) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of

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such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(3) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(4) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(5) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(6) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(7) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

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(8) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(9) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(10) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(11) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Article VII of our amended bylaws provides:

“Section 7.1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact (a) that he or she is or was a director or officer of the Corporation, or (b) that he or she, being at the time a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, “another enterprise” or “other enterprise”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law as the same exists or may hereafter be amended (but, in the case of any such amendment, with respect to alleged action or inaction occurring prior to such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ and other professionals’ fees and expenses, claims, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith (“Losses”). Without diminishing the scope of indemnification provided by this Section 7.1, such persons shall also be entitled to the further rights set forth below.

“Section 7.2. Actions, Suits or Proceedings Other Than Those By Or In The Right of the Corporation. (a) Subject to the terms and conditions of this Article VII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer or employee of the Corporation,

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or, being at the time a director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, member, employee, fiduciary or agent of another enterprise, against all Losses, actually and reasonably incurred or suffered by such person in connection with such Proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct was unlawful.

“Section 7.3. Actions, Suits or Proceedings By Or In The Right Of the Corporation. Subject to the terms and conditions of this Article VII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer or employee of the Corporation, or being at the time a director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, member, employee, fiduciary or agent of another enterprise against all Losses actually and reasonably incurred or suffered by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

We have entered into indemnification agreements with certain of our officers and all the members of our Board of Directors. The indemnification agreements provide for the indemnification, advancement and reimbursement of certain liabilities and expenses to the fullest extent permitted by law.

Item 15. Recent Sales of Unregistered Securities

Issuance of Shares Upon Closing of Private Placement Transaction. On April 10, 2015, we issued and sold an aggregate of 7,160,766 unregistered shares of our common stock, $0.01 par value, at a price of $2.16 per share, for total gross proceeds of $15,467,255, to selling stockholders identified in the prospectus that is a part of this registration statement, as follows: 1,757,609 shares to Plaisance Fund LLC, a fund managed by Janus Capital Management, LLC, 3,761,492 shares to Trishield Special Situations Master Fund Ltd., which Trishield fund is managed by Trishield Capital Management LLC, 69,444 shares to LKCM Micro-Cap Partnership L.P. and 856,481 shares to LKCM Private Discipline Master Fund, SPC, both of which LKCM funds are managed by Luther King Capital Management, 462,962 shares to Goose Hill Capital LLC, 152,778 shares to Bigger Capital Fund, LP, and 100,000 shares to Kenneth Vaughan. The shares were issued in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act, in connection with entering into the Stock Purchase Agreement dated April 10, 2015.

Issuance of Shares Upon Completion of Hearthstone Merger. On April 1, 2015, in consideration of closing of the merger of Hearthstone Associates, LLC, which was merged with and into a wholly-owned subsidiary of the Company, we issued an aggregate of 1,790,993 unregistered shares of our common stock, $0.01 par value (the “Merger Shares”), to selling stockholders in the prospectus that is a part of this registration statement, as follows: 1,701,050 shares to R. J. Dourney, 17,182 shares to Nancy Dourney, and 72,761 shares to Richard Bagge. We did not receive any proceeds from the issuance of the Merger Shares.

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Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The Exhibits to this registration statement are listed in the Exhibit Index attached hereto and incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information to be set forth therein is not applicable or is shown in the consolidated financial statements or notes incorporated by reference from the Annual Report on Form 10-K for the year ended December 29, 2014, and Current Report on Form 8-K filed on March 26, 2015.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed
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incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to this offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to this offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on the 29 th day of May, 2015.

COSI, INC.

By:	/s/ R. J. Dourney
(R. J. Dourney Chief Executive Officer & President)

By:	/s/ Miguel Rossy-Donovan
( Miguel Rossy-Donovan Chief Financial Officer)

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POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 29 th day of May, 2015.

Signature	Title

/s/ R. J. Dourney	Chief Executive Officer and President (Principal Executive Officer), Director
(R. J. Dourney)

/s/ Miguel Rossy-Donovan	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer, Principal Accounting Officer)
( Miguel Rossy-Donovan )

*	Chairman of the Board
(Mark Demilio)

*	Director
(Patrick Bennett)

*	Director
(Jean Birch)

*	Director
(Michael Collins)

*	Director
(David Lloyd)

* By:	/s/ Vicki Baue
Vicki Baue
as attorney-in-fact

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EXHIBIT INDEX

Number	Title of Exhibit
2.1	Election to Cause Merger Agreement, dated March 18, 2015, by and among Cosi, Inc., Hearthstone Associates, LLC, Robert J. Dourney and Nancy Dourney (Filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, dated March 21, 2014).
2.2	Amendment No. 1 to Election to Cause Merger Agreement, dated as of April 1, 2015, by and among Cosi, Inc., Hearthstone Associates, LLC, Robert J. Dourney and Nancy Dourney (Filed as Exhibit 10.11 to the Company’s Current Report on Form 8-K, dated April 15, 2015, File No. 001-36196).
3.1	Amended and Restated Certificate of Incorporation of Così, Inc. (Incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the fiscal year ended December 30, 2002).
3.2	Amended and Restated By-Laws of Così, Inc. (Incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2007).
3.3	Certificate of Designation of Series E Junior Participating Preferred Stock of Cosi, Inc. (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 13, 2013).
3.4	Certificate of Elimination of Certificate of Designation of Cosi, Inc. (Filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed November 13, 2013).
4.1	Form of Certificate of Common Stock (Incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1 (File No. 333-86390)).
4.2	Amended and Restated Registration Agreement, dated as of March 30, 1999 (Incorporated by reference to Exhibit 4.3 to our Registration Statement on Form S-1 (File No. 333-86390)).
4.3	Supplemental Registration Rights Agreement, dated as of August 5, 2003, by and among Così, Inc. and the parties thereto (Incorporated by reference to Exhibit 4.4.2 to our Registration Statement on Form S-1 (File No. 333-107689)).
4.4	Senior Secured Note Purchase Agreement dated as of April 14, 2014, by Cosi, Inc. in favor of Milfam II L.P. (Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, dated April 17, 2014, File No. 001-36196).
4.4.1	Senior Secured Promissory Note dated as of April 14, 2014, by Cosi, Inc. in favor of Milfam II L.P. (Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, dated April 17, 2014, File No. 001-36196).
4.4.2	Warrant dated as of April 14, 2014, by Cosi, Inc. in favor of Milfam II L.P. (Filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, dated April 17, 2014, File No. 001-36196).
4.5	Warrants dated as of May 20, 2014, by Cosi, Inc., one in favor of AB Opportunity Fund LLC and the other in favor of AB Value Partners, L.P. (Filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, dated May 23, 2014 (File No. 001-36196).
4.5.1	Senior Secured Promissory Notes dated May 20, 2014, by Cosi, Inc., one in favor of AB Opportunity Fund LLC and the other in favor of AB Value Partners, L.P. (Filed as Exhibit 10. 2 to the Company’s Current Report on Form 8-K, dated May 23, 2014, File No. 001-36196).
4.5.2	Stock Purchase Agreement dated as of August 15, 2014, by and between Cosi, Inc. and Plaisance Fund, LP (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated August 19, 2014, File No. 001-36196).
4.5.3	Stock Purchase Agreement dated as of August 22, 2014, by and between Cosi, Inc. and Lloyd I. Miller Trust C (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated August 26, 2014, File No. 001-36196).
4.6	Stock Purchase Agreement dated as of April 10, 2015, by and among Cosi, Inc. and Trishield Special Situations Master Fund Ltd., LKCM Micro-Cap Partnership L.P. and LKCM Private Discipline Master Fund, SPC, funds management by Luther King Capital Management, Goose Hill Capital LLC, Bigger Capital Fund, LP, Ken Vaughan and a fund managed by Janus Capital Management, LLC (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated April 15, 2015, File No. 001-36196).
4.6.1	Registration Rights Agreement dated as of April 10, 2015, by and among Cosi, Inc. and Trishield Special Situations Master Fund Ltd., LKCM Micro-Cap Partnership L.P. and LKCM Private Discipline Master Fund, SPC, funds management by Luther King Capital Management, Goose Hill Capital LLC, Bigger Capital Fund, LP, Ken Vaughan and a fund managed by Janus Capital Management, LLC (Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, dated April 15, 2015, File No. 001-36196).
5.1	Opinion of Vicki Baue, Esq., Vice President & General Counsel (Previously filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-1, File No. 333-204135) .
10.1	Amended & Restated Cosi, Inc. 2005 Omnibus Long-Term Incentive Plan (Filed as Exhibit B to the Company’s Proxy Statement on Schedule 14A filed on July 18, 2014, File No. 001-36196).
10.2	Cosi Non-Employee Director Stock Incentive Plan (Filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1, File No. 333-86390).
10.3	Cosi Sandwich Bar, Inc. Incentive Stock Option Plan (Filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1, File No. 333-86390).
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10.4.1	Terms of Employment between Cosi, Inc. and William E. Koziel, effective as of August 17, 2005 as described in the Company’s Current Report on Form 8-K, File No. 000-50052 (Filed on August 23, 2005).
10.4.2	Employment agreement, dated as of September 15, 2007 by and between the Company and James F. Hyatt (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated September 18, 2007, File No. 000-50052).
10.4.3	General Separation and Release Agreement by and between the Company and Christopher Ames, dated August 26, 2008 (Filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2008, File No. 000-50052).
10.4.4	General Separation and Release Agreement by and between the Company and Christopher Carroll, dated August 26, 2008 (Filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2008, File No. 000-50052).
10.4.5	Form of Indemnification Agreement, dated as of December 19, 2008 by and between the Directors and Officers of the Company (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated December 18, 2008, File No. 000-50052).
10.4.6	Change in Control Severance Agreement, dated as of December 18, 2008 by and between William Koziel and the Company (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, dated December 18, 2008, File No. 000-50052).
10.4.7	Change in Control Severance Agreement, dated as of December 18, 2008 by and between Vicki Baue and the Company (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, dated December 18, 2008, File No. 000-50052).
10.4.8	Change in Control Severance Agreement, dated as of December 18, 2008 by and between Paul Bower and the Company (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, dated December 18, 2008, File No. 000-50052).
10.4.9	Change in Control Severance Agreement, dated as of December 18, 2008 by and between Becky Iliff and the Company (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, dated December 18, 2008, File No. 000-50052).
10.4.10	First Amendment to Employment Agreement, dated as of December 18, 2008 by and between the Company and James Hyatt (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, dated December 18, 2008, File No. 000-50052).
10.4.11	Form of Purchase Agreement, dated as of September 28, 2009, for Jim Hyatt, Bill Koziel, Vicki Baue, Paul Bower, Becky Iliff, Maggie Martensen, Bob Merritt, Creed Ford, Mark Demilio, Karl Okamoto and Mike O’Donnell (Filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-3, File No. 333-162233).
10.4.12	General Separation and Release Agreement by and between the Company and James F. Hyatt, dated August 31, 2011 (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated September 1, 2011, File No. 000-50052).
10.4.13	Employment Agreement, dated as of September 23, 2011 by and between the Company and Mark Demilio, (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K/A, dated September 23, 2011, File No. 000-50052).
10.4.14	Compensatory Agreement, dated as of September 22, 2011 by and between Cosi, Inc. and William E. Koziel, (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated September 23, 2011, File No. 000-50052).
10.4.15	Employment Agreement, dated as of December 12, 2011 by and between the Company and Carin L. Stutz, (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated December 14, 2011, File No. 000-50052).
10.4.16	Agreement, dated as of December 12, 2011 by and between the Company and Stephen F. Edwards, (Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, dated December 14, 2011, File No. 000-50052).
10.4.17	Letter Agreement, dated as of March 17, 2014 by and between the Company and Stephen F. Edwards, (Filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, dated March 21, 2014, File No. 001-36196).
10.4.18	Employment Agreement, dated as of March 17, 2014 by and between the Company and R.J. Dourney, (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated March 21, 2014, File No. 001-36196).
10.4.19	Terms of the employment offer letter by the Company to Scott Carlock, dated July 7, 2014 (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated July 10, 2015, File No. 001-36196).
10.4.20	Clarification of grant of unregistered shares of the Company’s common stock to Scott Carlock as a material inducement to enter into employment with the Company (Filed in Current Report on Form 8-K, dated July 25, 2014, File No. 001-36196).
10.4.21	Separation Agreement and General Release by and between the Company and Scott Carlock, dated January 21, 2015 (Filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K, dated January 22, 2015, File No. 001-36196).
10.4.22	Terms of the employment offer by the Company to Richard Bagge, dated January 22, 2015 (Filed on Current Report on Form 8-K dated January 22, 2015, File No. 001-36196).
10.5.1	Foodservice Distribution Agreement between Cosi, Inc. and Distribution Market Advantage, Inc. dated as of November 1, 2005. (1)
10.5.2	Amendment to Foodservice Distribution agreement between Cosi, Inc. and Distribution Market Advantage, Inc. dated as of May 28, 2010 (Filed as Exhibit 10.6.2 to the Company’s Annual Report on Form 10-K, dated March 28, 2011, File No. 000-50052).

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10.6.1	Cosi, Inc. Form of Area Developer Franchise Agreement (Filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2005, File No. 000-50052).
10.6.2	Cosi, Inc. Form of Area Developer Franchise Agreement (Filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2005, File No. 000-50052).
10.7	Form of Senior Secured Note and Warrant Purchase Agreement (Filed as Exhibit 10.7 to the Company’s Registration on Form S-1, File No. 333-86390).
10.8	Securities Purchase Agreement dated as of April 27, 2004 (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated April 28, 2004, File No. 000-50052).
10.9	Form of Restricted Stock Award Agreement (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated June 6, 2005, File No. 000-50052).
10.10	Asset Purchase and Sale Agreement, dated April 27, 2010, by and among Cosi, Inc., Cosi Sandwich Bar, Inc., Capitol C Holdings LLC and Capitol C Restaurants LLC. (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated April 30, 2010, File No. 000-50052)
10.11	Master Security Agreement Dated May 9, 2013, by and between Hearthstone Partners, LLC and First Franchise Capital Corporation (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated April 7, 2015, File No. 001-36196).
10.12	Secured Promissory Note dated May 9, 2013, in the amount of $1,633,090, by Hearthstone Partners, LLC in favor of First Franchise Capital Corporation (Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, dated April 7, 2015, File No. 001-36196).
10.13	Master Security Agreement Dated May 9, 2013, by and between Hearthstone Partners, LLC and First Franchise Capital Corporation (Filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, dated April 7, 2015, File No. 001-36196).
10.14	Secured Promissory Note dated May 9, 2013, in the amount of $1,721,455, by Hearthstone Partners, LLC in favor of First Franchise Capital Corporation (Filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K dated April 7, 2015, File No. 001-36196).
10.15	Master Security Agreement Dated May 9, 2013, by and between Hearthstone Partners, LLC and First Franchise Capital Corporation (Filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, dated April 7, 2015, File No. 001-36196).
10.16	Secured Promissory Note dated May 9, 2013, by Hearthstone Partners, LLC in the amount of $2,045,455 in favor of First Franchise Capital Corporation (Field as Exhibit 10.6 to the Company’s Current Report on Form 8-K dated April 7, 2015, File No. 001-36196).
10.17	Guaranty dated March 31, 2015, by Cosi, Inc. in favor of First Franchise Capital Corporation (Filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K dated April 7, 2015, File No. 001-36196).
10.18	Master Amendment to Loan Documents dated as of March 31, 2015 between First Franchise Capital Corporation and Hearthstone Partners, LLC (Filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K dated April 7, 2015, File No. 001-36196).
10.19	Indemnification and Holdback Agreement dated April 1, 2015 between R.J. Dourney and Cosi, Inc. (Filed as Exhibit 10.9 to the Company’s Current Report on Form 8-K dated April 7, 2015, File No. 001-36196).
10.20	Membership Interest Purchase Agreement and LLC Admission, Amendment and Member Consent dated March 31, 2015 among Hearthstone Associates LLC, Richard Bagge, R. J. Dourney and Nancy Dourney (Filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K dated April 7, 2015, File No. 001-36196).
21.1	Subsidiaries of Cosi, Inc. (Filed as Exhibit 21.1 to the Company’s Registration Statement on Form S-1, File No. 333-86390).
23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of Vicki Baue, Esq., Vice President & General Counsel (included in Exhibit 5.1, previously filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-1, File No. 333-204135) .
24.1	Power of Attorney (included in signature page hereto).

(1)	Portions of exhibit 10.5.1 have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

*	Filed herewith.
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